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                                                                  EXHIBIT 99.(a)



[AVISTA CORP. LOGO]



-----------------------------------------------------------         NEWS RELEASE
CONTACT:  Media:  Hugh Imhof (509) 495-4264  hugh.imhof@avistacorp.com
          Investors: Angie Teed (509) 495-2930  angela.teed@avistacorp.com


                                                         FOR IMMEDIATE RELEASE:
                                                         May 22, 2002
                                                         5:30 p.m. EDT


              AVISTA DENIES IMPROPER CALIFORNIA TRADING ACTIVITIES
EXTENSIVE RECORDS SEARCH CONFIRMS THAT TRADING STRATEGIES WERE ETHICAL AND LEGAL

SPOKANE, WASH.: Avista Corp. (NYSE:AVA) has affirmed that the past and present trading activities of both its utility and unregulated subsidiary have been carried out in a legitimate and ethical manner. The company has detailed its position in a response to a Federal Energy Regulatory Commission inquiry into trading practices in the California energy market during 2000 and 2001.

        "Avista's actions were legitimate, backed by real energy assets and did not violate the ISO tariff or any state or federal regulations," said Gary G. Ely, chairman, president and chief executive officer of Avista Corp. "Our company's success has been built on decades of experience serving customers in the western energy markets."

        An extensive search of Avista's records failed to turn up any pertinent references to trading practices allegedly carried out by Enron traders to manipulate the California market.

        Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista's non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.'s stock is traded under the ticker symbol "AVA" and its Internet address is www.avistacorp.com

        Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

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